Exhibit 99.1

Federal Court Dismisses Securities Class Action Lawsuit Against 22nd Century Group

WILLIAMSVILLE, N.Y., Jan. 19, 2021 (GLOBE NEWSWIRE) – 22nd Century Group, Inc. (NYSE American: XXII), a leading plant-based, biotechnology company that is focused on tobacco harm reduction, very low nicotine content tobacco, and hemp/cannabis research, announced today the dismissal with prejudice of the federal securities class action lawsuit captioned Noto. V. 22nd Century Group, Inc., 19-CV-1285 by a federal district court in the Western District of New York on January 14, 2021. The case was initially filed in the Eastern District of New York, where it was captioned Bull v. 22nd Century Group, Inc. 1:19-CV-00409. In denying the Plaintiffs’ request for an opportunity to file another amended Complaint, the Court held that “further amendment would be futile.”

“We are pleased with the Court’s decision to dismiss this baseless lawsuit,” said James A. Mish, chief executive officer of 22nd Century Group. “We have consistently maintained that these claims were without merit. We remain committed to building shareholder value through the advancement of our strategies in tobacco, hemp/cannabis, and plant science.”

About 22nd Century Group, Inc.

22nd Century Group, Inc. (NYSE American: XXII) is a leading plant biotechnology company focused on technologies that alter the level of nicotine in tobacco plants and the level of cannabinoids in hemp/cannabis plants through genetic engineering, gene-editing, and modern plant breeding. 22nd Century’s primary mission in tobacco is to reduce the harm caused by smoking through the Company’s proprietary reduced nicotine content tobacco cigarettes – containing 95% less nicotine than conventional cigarettes. The Company’s primary mission in hemp/cannabis is to develop and commercialize proprietary hemp/cannabis plants with valuable cannabinoid profiles and desirable agronomic traits.

Learn more at xxiicentury.com, on Twitter @_xxiicentury and on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 11, 2020 and in its subsequently filed Quarterly Report on Form 10-Q. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact:

Mei Kuo

Director, Communications & Investor Relations

22nd Century Group, Inc.

(716) 300-1221

mkuo@xxiicentury.com